Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SulphCo, Inc:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 2, 2007, with respect to the related statements of operations, cash flows and changes in stockholders’ equity (deficit) for the year ended December 31, 2006.

/s/ Marc Lumer & Company
Marc Lumer & Company
San Francisco, California

September 1, 2009